Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

July 5, 2011

iPath® THE BASICS OF iPATH® LEVERAGED EXCHANGE TRADED NOTES Leveraged investing has gained increasing popularity in recent years. The Barclays Bank PLC iPath® Leveraged Exchange Traded Notes (the “iPath ETNs”) seek to provide investors with an exchange-traded way to access leveraged returns based on the performance or inverse performance of market benchmarks or strategies. The iPath ETNs offer both “long” and “short” leveraged exposure to a range of equity index provider indices, including indices sponsored by S&P, Russell and MSCI, as listed in Figure 1 on the next page.

2 iPath FIGURE 1 iPath Leveraged ETNs: Available Exposures Index Exposure available through iPath ETNs1 Russell 1000® TR Index Long Extended Short Extended Russell 2000® TR Index Long Extended Short Extended S&P 500® TR Index Long Extended Short Extended MSCI EAFE® Index Long Enhanced Short Enhanced MSCI Emerging Markets Index Long Enhanced Short Enhanced S&P 500 VIX Mid-Term Futures™ Index TR Long Enhanced The iPath ETNs seek to provide investors with an alternative form of leveraged investment to leveraged exchange traded funds (“ETFs”), which typically track a daily or monthly multiple of an index’s return through a “reset” feature (see Figure 2). As a result of this daily or monthly “reset” feature, a leveraged ETF is subject to the “path dependency” of its underlying index, meaning that the movement of its underlying index from day to day or month to month directly impacts the performance of the fund in subsequent periods as managers rebalance the ETF portfolio daily or monthly, as applicable, to maintain the initial multiple (incurring additional costs and taxes). Instead, each series of iPath ETNs is designed to target a return of a multiple (established at inception) of the performance of an underlying index over the term of the iPath ETNs and without a daily or monthly reset. Since there is no daily or monthly “reset” of the applicable multiple of the underlying Index’s return over the term of the iPath ETNs, the path dependency of the iPath ETNs to their respective indices is mitigated. 1. For each series of ETNs, “enhanced” refers to an initial leverage factor of 2 on the date of the ETN’s issuance and “extended” refers to an initial leverage factor of 3 on the date of the ETN’s issuance. A “long” ETN is linked to a leveraged participation in the performance of the underlying index, whereas a “short” ETN is linked to a leveraged participation in the inverse performance of the underlying index. Because the leveraged exposure to the underlying index does not reset, investors who invest at a time other than inception of the each respective ETN will invest at a different “participation”—or value of the notional exposure per ETN to the performance of the underlying index relative to the value of each ETN—and therefore may have a different leverage ratio than the initial leverage factor. For more information on the participation, see the section entitled “Participation” in the applicable prospectus and “Uses of Participation” below.

The Basics of iPath® Leveraged Exchange Traded Notes 3 FIGURE 2 iPath Leveraged ETNs vs. Leveraged ETFs iPath Leveraged ETNs Leveraged ETFs Leveraged Performance Yes Yes Liquidity Daily on Exchange Daily on Exchange Registration Securities Act of 1933 Investment Company Act of 1940 Form Medium-Term Note 40 Act Fund / UIT Principal risk Market and issuer risk Market risk Recourse Issuer credit Portfolio of Securities Performance Target Payment at Maturity Daily or Monthly Performance Target Maturity Fixed Maturity* No Path Dependency** No Yes Institutional size redemption Daily to the issuer*** Daily via custodian Formulaic Optional Redemption Value Yes*** No Automatic Termination Event Yes No * Subject to the occurrence of an automatic termination event or early redemption by the investor. ** An index-linked security shows “path dependency” if its value on any given day cannot be derived from the current and initial values of its underlying index but instead is dependent on the historical “path” that the index has taken over the calculation period. *** Subject to the occurrence of an automatic termination event. The mechanics of the iPath Long ETNs and the iPath Short ETNs are explored in further detail below. In essence, both ETN structures seek to deliver the returns of a leveraged position consisting of an investment in the equity securities underlying the applicable index plus a notional loan partly financing the position (Long), or a notional investment in cash collateral that includes the proceeds of the sale of notionally borrowed equity securities underlying the applicable underlying index (Short), in each case less applicable fees, financing charges and costs.

4 iPath

iPath Long ETN Mechanics

A margin account provides an example that conceptually demonstrates how the mechanics of a long, leveraged investment are correspondingly reflected in the mechanics of the iPath Long ETNs.

Generally speaking, to implement a leveraged long strategy in a margin account, an investor borrows additional cash on "margin" to invest along with his or her own capital and thus increase the size of the equity position beyond what can be established with the cash currently available within his or her account.

By analogy, the investor's own capital at the point the position is established is conceptually represented by the iPath Long ETN's closing indicative note value; the cash that the investor borrows "on margin" is conceptually represented by the then-current financing level; and the aggregate equity position is conceptually represented by the long index amount.

An investor in a margin account would be expected to pay interest on the borrowed amount, which is represented in the iPath Long ETN by the daily financing charge, which, along with the daily investor fee, is reflected on a cumulative basis in the financing level.

Despite the conceptual similarity, there are several differences between implementing a leveraged long strategy in a margin account and investing in iPath Long ETNs. Differences include (but are not limited to) the following:

- iPath Long ETNs are subject to the credit risk of Barclays Bank PLC.
- The maximum loss of investing directly in iPath Long ETNs is limited to the amount invested.
- iPath Long ETNs charge a daily investor fee and a daily financing charge as described in the applicable prospectus, whereas a margin account would be expected to pay interest but not an additional investor fee.
- To prevent the value of the iPath Long ETNs from declining below a certain level, the iPath Long ETNs provide that Barclays Bank PLC will automatically redeem a series of iPath Long ETNs in whole, but not in part, if the indicative intraday note value of that series falls below the automatic termination level, as defined in the applicable prospectus, on any calendar day on or prior to the final valuation date.[2] For tax implications of purchasing replacement securities offering similar exposure, including the potential application of the wash sale rules, please consult a tax professional.
- An investor in a margin account may receive a "margin call" to deposit more cash or securities into his or her margin account if the value of the relevant investment decreases below a specified level. The iPath Long ETNs do not require an investor to invest more if the value of the iPath Long ETNs decreases.

The following are certain key terms[3] of the iPath Long ETNs:

- The Long Index Amount: The notional long position in the applicable index underlying each series of iPath Long ETNs, published on each valuation date.

$$\text{Long Index Amount} = \text{Principal Amount} \times \text{Initial Leverage Factor} \times \text{Index Performance Factor}$$

**Note that the principal amount, initial leverage factor and underlying index will vary with each series of the iPath Long ETNs.*

- The Financing Level: The notional loan provided to finance the long position in the underlying index (a daily financing charge and a daily investor fee will accrue in favor of the Issuer on the financing level), published on each valuation date.
- The Closing Indicative Note Value ("CINV"): The difference between the long index amount and the financing level, published on each valuation date.

Graphically, Figure 3 demonstrates the relationship between the terms outlined above.

2. The value at which that series would be redeemed is determined by Barclays Bank PLC, acting as calculation agent, in accordance with the procedures described in the relevant prospectus.
3. Key terms are outlined in the relevant prospectus in more detail.

The Basics of iPath® Leveraged Exchange Traded Notes 5 FIGURE 3 iPath Long ETN Mechanics FinanDcing Level $100 CINV $100 Index Long Amount $200 For illustrative purposes only. Hypothetical Example: In this hypothetical example, assuming an iPath Long ETN linked to the S&P 500® Total Return Index was issued and listed on October 20, 2003, with an initial index closing level of 1,518.97 and: n A principal amount per ETN of $100; n A financing level of $100 on the initial valuation date; n A long index amount of $200 on the initial valuation date; and n An initial leverage factor of 2. At the end of the trading day on January 20, 2006, the closing level of the Index was 1,909.35 and the financing level of $100 had accrued $6.96 in daily financing charges and daily investor fees. The hypothetical CINV for the ETN on such trading day would equal $144.44, as per the following calculations: Long Index Amount = $200 x (1,909.35/1,518.97) = $251.40 Financing Level = $100 + $6.96 = $106.96 CINV = $251.40 – $106.96 (Long Index Amount – Financing Level) = $144.44 This information is for illustrative purposes only and is not indicative of future results or performance. iPath Short ETN Mechanics As with the iPath Long ETNs, the mechanics of a short leveraged investment through a margin account can be compared to the mechanics of the iPath Short ETNs. In this case, an investor with cash in a margin account acting as collateral for a position borrows shares “on margin” and sells those shares “short” for cash at market prices. If the prices of the shares decline, the investor can use part of the total cash available in the margin account to repurchase those shares at a lower price, return the borrowed stock and keep the difference as profit. Conversely, if the prices of the shares increase, the investor will use a portion of his or her collateral, as well as the initial cash proceeds from the sale, to repurchase the shares on the market and return the borrowed stock. By analogy, the shares borrowed “on margin” at the point the position is established are conceptually represented by the iPath Short ETN’s short index amount. The cash collateral deposited by the investor in the margin account plus proceeds from short sales are conceptually represented by the T-Bill amount. The remaining portion of cash that would be available after the repurchase of borrowed equities is represented by the closing indicative note value of the iPath ETN. An investor in a margin account would be expected to pay a fee to borrow shares (typically referred to as a “prime” or “hypothecation” rate) based on the value of the borrowed amount. In the mechanics of the iPath Short ETNs, a daily index borrow cost is deducted from the T-Bill amount, based on the value of the short index amount. Despite the conceptual similarity, there are several differences between implementing a short strategy in a margin account and investing in iPath Short ETNs. Differences include (but are not limited to) the following: n iPath Short ETNs are subject to the credit risk of Barclays Bank PLC.

6 iPath

- The maximum loss of investing directly in iPath Short ETNs is limited to the amount invested.
- iPath ETNs charge a daily investor fee and a daily index borrow cost as described in the applicable prospectus.
- To prevent the value of the iPath Short ETNs from declining below a certain level as the level of the underlying index increases, the iPath Short ETNs provide that Barclays Bank PLC will automatically redeem a series of iPath Short ETNs in whole, but not in part, if the indicative intraday note value of that series falls below the automatic termination level, as defined in the applicable prospectus, on any calendar day on or prior to the final valuation date.[4] For tax implications of purchasing replacement securities offering similar exposure, including the potential application of the wash sale rules, please consult a tax professional.
- An investor in a margin account may receive a "margin call" to deposit more cash or securities into his or her margin account if the value of the borrowed shares increases above a specified level. The iPath Long ETNs do not require an investor to invest more if the value of the iPath Long ETNs decreases.

The following are certain key terms[5] of the iPath Short ETNs:

- The Short Index Amount: The notional short position in the equity securities underlying the applicable index underlying each series of iPath Short ETNs, published on each valuation date.

Short Index Amount = Principal Amount x Initial Leverage Factor X Index Performance Factor

Note that the principal amount, initial leverage factor and underlying index will vary with each series of the iPath Short ETNs.

- The T-Bill Amount: The notional value of cash amounts underlying each note (daily interest will accrue in favor of the investor and a daily investor fee and a daily index borrow cost will accrue in favor of the Issuer on the T-Bill amount), published on each valuation date.
- The Closing Indicative Note Value (CINV): The difference between the T-Bill amount and the short index amount, published on each valuation date.

Graphically, Figure 4 demonstrates the relationship between the terms outlined above.

FIGURE 4
iPath Short ETN Mechanics


CINV
$100
Short
Index
Amount
$100
T-Bill
Amount
$200

For illustrative purposes only.

4. The value at which that series would be redeemed is determined by Barclays Bank PLC, acting as calculation agent, in accordance with the procedures described in the relevant prospectus.
5. Key terms are outlined in the relevant prospectus in more detail.

The Basics of iPath® Leveraged Exchange Traded Notes 7 Hypothetical Example: In this hypothetical example, assume an iPath Short ETN linked to the S&P 500® Total Return Index was issued and listed on January 1, 1999, with an initial index closing level of 1,670.01 and: n A principal amount per ETN of $50; n A short index amount of $150 on the initial valuation date; n A T-Bill Amount of $200 on the initial valuation date; and n An initial leverage factor of 3. At the end of the trading day on July 1, 2000, the closing level of the index was 2,012.83 and the T-Bill amount had accrued $14.70 in daily interest, net of the compounded deduction of daily investor fees and daily index borrow costs. The hypothetical CINV for the note on such trading day would equal $33.91, as per the following calculations: Short Index Amount = $150.00 x (2,012.83/1,670.01) = $180.79 T-Bill Amount = $200 + $14.70 = $214.70 CINV = $214.70 – $180.79 = $33.91 This information is for illustrative purposes only and is not indicative of future results or performance. Participation Participation is an integral concept for investors to understand when considering an investment in iPath ETNs. As discussed earlier, unlike some leveraged and inverse leveraged ETFs, the iPath ETNs do not reset their exposures in order to track a fixed multiple of the daily or monthly performance (or inverse performance) of the applicable underlying index. Since the exposure is not reset, the iPath ETNs do not deliver a fixed daily multiple of index percentage performance. Participation is intended to approximate the ratio of (1) the value of the notional exposure per ETN to the performance of the applicable underlying index relative to (2) the value of each ETN, and it provides investors with an indication of leverage at any given point. Investors who invest at a different time will invest at a different participation and therefore each investor will have a different leverage ratio. The participation for each iPath ETN is calculated using a formula set forth in the applicable prospectus and can be used as a general approximation of the change in the CINV of each ETN for a given percentage change in the level of the underlying index: Figure 5.1 provides a hypothetical example of the performance of an iPath Long ETN over a two-week period, with an initial participation on the date of purchase equal to 2.00 and where the index increases by 25% during the first week before decreasing by 20% in the second week. In each case, the table provides hypothetical values for the CINV, Long Index Amount, Financing Level and Participation as they would have been calculated as of the close of the week, where the accrual of the daily financing charge and the daily investor fee over the course of the relevant week is represented in aggregate by the “Financing Charges” and “Investor Fee,” respectively. Daily Investor Fee 0.80% Daily Financing Charge 1.00%

8 iPath

FIGURE 5.1

As at Purchase Date	Index Level 1,864	Long Index Amount $200.00	Financing Level $100.00	CINV (Long Index Amount – Financing Level) $100.00	Participation (Long Index Amount / CINV) 2.00
Accrued During Week 1	Investor Fee $0.015	Financing Charges $0.019			
End of Week 1	Index Level 2,330 (index increased 25.00% since Purchase Date)	Long Index Amount $250.00	Financing Level $100.035	CINV (Long Index Amount – Financing Level) $149.965	Participation (Long Index Amount / CINV) 1.67
	% Change in CINV since Purchase Date 49.73%		(Participation at Purchase Date) x (% change in Index Level since Purchase Date) 50.00%*		
Accrued During Week 2	Investor Fee $0.023	Financing Charges $0.019			
End of Week 2	Index Level 1,864 (index decreased 20.00% since End of Week 1)	Long Index Amount $200.00	Financing Level $100.07	CINV (Long Index Amount – Financing Level) $99.923	Participation (Long Index Amount / CINV) 2.002
	% Change in CINV since End of Week 1 –33.37%		(Participation at End of Week 1) x (% change in Index Level since End of Week 1) –33.34%*		

* *Does not take into account the effect of the daily financing charge and daily investor fee.*
This information is for illustrative purposes only and is not indicative of future results or performance.

In Figure 5.1, the percentage change in the CINV of the ETN over the course of each week is presented in comparison with the percentage change achieved by multiplying the weekly index performance by the applicable participation at the end of the previous week, which does not include the effect of the daily financing charge and daily investor fee. At the end of Week 2, the index level was the same as on the date of purchase, but ETN performance was slightly negative due to the negative effect of the daily investor fees and the daily financing charge.

Figure 5.2 provides a hypothetical example of the performance of an iPath Short ETN linked to the same index as in Figure 5.1 over the same 2 week period. In each case, the table provides hypothetical values for the CINV, Short Index Amount, T-Bill Amount and Participation calculated as of the close of the week, where the accrual of the daily interest, the daily investor fee and the daily index borrow cost over the course of the relevant week is represented in aggregate by the "Interest," "Investor Fee" and "Borrow Cost," respectively.

Fee Rate	0.80%
T-Bill Rate	1.00%
Borrow Rate	1.75%

The Basics of iPath® Leveraged Exchange Traded Notes 9

FIGURE 5.2

As at Purchase Date	Index Level 1,864	Short Index Amount $200.00	T-Bill Amount $300.00	CINV (T-Bill Amount – Short Index Amount) $100.00	Participation (Short Index Amount / CINV 2.00
Accrued During Week 1	Interest $0.058	Investor Fee $0.015	Borrow Cost $0.067		
End of Week 1	Index Level 2,330 (index increased 25.00% since Purchase Date)	Short Index Amount $250.00	T-Bill Amount $299.975	CINV (T-Bill Amount – Short Index Amount) $49.975	Participation (Short Index Amount / CINV) 5.003
	% Change in CINV since Purchase Date –50.03%		(Participation at Purchase Date) x (% change in Index Level since Purchase Date) x –1 –50.00%*		
Accrued During Week 2	Interest $0.058	Investor Fee $0.010	Borrow Cost $0.084		
End of Week 2	Index Level 1,864 (index decreased 20.00% since End of Week 1)	Short Index Amount $200.00	T-Bill Amount $299.939	CINV (T-Bill Amount – Short Index Amount) $99.939	Participation (Short Index Amount / CINV) 2.001
	% Change in CINV since End of Week 1 99.98%		(Participation at End of Week 1) x (% change in Index Level since End of Week 1) x –1 –100.05%*		

* *Does not take into account the effect of the daily financing charge and daily investor fee.*

This information is for illustrative purposes only and is not indicative of future results or performance.

In Figure 5.2, the percentage change in the CINV of the ETN over the course of each week is presented in comparison with the percentage change achieved by multiplying the weekly index performance by the applicable participation at the end of the previous week (multiplied by negative one), which does not include the effect of the daily interest, daily index borrow cost and daily investor fee. At the end of Week 2, the index level was the same as on the date of purchase, but ETN performance was slightly negative due to negative effect of the daily index borrow cost and the daily investor fee outweighing the positive effect of the interest earned on the T-Bill Amount.

10 iPath For a graphical illustration of the participation of the iPath Long ETNs and the iPath Short ETNs, please see Figure 6. FIGURE 6 Participation for iPath Long and Short Notes Hypothetical “Participation” for iPath Short ETNs corresponding to changes in level of the underlying index over a course of a single trading day, together with the applicable Intraday Indicative Note Value (“IINV”) and Intraday Short Index Amount† n Participation is equal to Intraday Long Index Amount divided by Intraday Indicative Note Value n Positive underlying index performance decreases Participation n Negative underlying index performance increases Participation Financing Level* $100 Long Index Amount* IINV* $200 $100 Participation = 2.00 Index gains 20% ETN gains 40% Index loses 10% ETN loses 20% Financing Level** $100 Intraday Long Index Amount IINV $240 $140 Participation = 1.70 Index loses 25% ETN loses 43% Financing Level** Intraday $100 Long Index Amount IINV $180 $80 Participation = 2.25 * Hypothetical values at the start of the trading day in this example. ** Note: For purposes of these hypothetical examples, which focus on the effects of changes in the index value on the participation, the effects of the daily investor fee and the daily financing charge have not been taken into account in the financing level. † Please see the applicable prospectus for more details on defined terms “Intraday Indicative Note Value” and “Intraday Long Index Amount,” as well as other defined terms herein.

The Basics of iPath® Leveraged Exchange Traded Notes 11 Hypothetical “Participation” for iPath Short ETNs corresponding to changes in level of the underlying index over a course of a single trading day, together with the applicable Intraday Indicative Note Value (“IINV”) and Intraday Short Index Amount† Participation is equal to Intraday Short Index Amount divided by Intraday Indicative Note Value n Positive underlying index performance decreases Participation n Negative underlying index performance increases Participation Short Index Amount* T-Bill $200 Amount* $300 IINV* $100 Participation = 2.00 Index gains 20% ETN loses 40% Index loses 10% ETN gains 20% Intraday Short Index T-Bill Amount Amount** $240 $300 IINV $60 Participation = 4.00 Index loses 25% ETN gains 100% Intraday Short Index Amount $180 T-Bill Amount** $300 IINV $120 Participation = 1.50 * Hypothetical values at the start of the trading day in this example. ** Note: For purposes of these hypothetical examples, which focus on the effects of changes in the index value on the participation, the effects of the daily investor fee, the daily index borrow cost and the daily interest have not been taken into account in the T-Bill Amount. † Please see the applicable prospectus for more details on defined terms “Intraday Indicative Note Value” and “Intraday Long Index Amount,” as well as other defined terms herein. This information is for illustrative purposes only and is not indicative of future results or performance.

12 iPath

Uses of Participation

The participation of each series of iPath ETNs is intended to approximate the ratio of (1) the value of the notional exposure per ETN to the performance of the applicable underlying index relative to (2) the value of each ETN. Therefore, the participation can be used to approximate the value of an investment in an iPath ETN with an aggregate dollar amount notionally exposed to the underlying index. Conversely, the participation can be used to approximate a given dollar amount of exposure to the underlying index with a specific number of iPath ETNs that would represent in aggregate such exposure to the underlying index. When we refer to an "exposure" to an underlying index or "index exposure," we mean the equivalent dollar amount of equity securities composing the underlying index that would be required to approximate the returns on the relevant iPath ETN without taking into account the effect of the applicable costs, fees and charges on the value of the relevant iPath ETN.

Two examples are given below:

Participation Example 1:

In this hypothetical example, we show the aggregate notional exposure to the underlying index of an investment of an iPath ETN having the following CINVs and participations at a given time:

CINV	Number of ETNs Purchased	Participation
$125	100	1.80
$123	100	2.80

For illustrative purposes only.

In the first example in the table above, the aggregate notional exposure to the underlying index, as of the time at which the CINV and the participation listed above are published, is $22,500.00, calculated as follows:

Approximate aggregate index exposure = $22,500.00 = ($125 x 100 x 1.80)

In the second example in the table above, the aggregate notional exposure to the underlying index, as of the time at which the CINV and the participation listed above are published, is $34,440.00, calculated as follows:

Approximate aggregate index exposure = $34,440.00 = ($123 x 100 x 2.80)

In both examples, the aggregate notional exposure to the index does not account for the applicable costs, fees and charges of the relevant iPath ETN.

Participation Example 2:

In this hypothetical example, we show how the participation can be used to determine how many ETNs are required to provide an aggregate notional exposure (without taking into account the applicable costs, fees and charges) to the underlying index of $100,000.

The example on the next page shows the aggregate value and number of iPath ETNs that an investor desiring a $100,000 exposure to the underlying index (without taking into account the applicable costs, fees and charges) would need to purchase, if the participation at the time of purchase was 2, in one case, and 2.5 in the other case:

The Basics of iPath® Leveraged Exchange Traded Notes 13

FIGURE 7

Hypothetical Investment

Index Exposure	$100,000
iPath ETN Market Price	$50
Participation	2
iPath exposure needed to maintain index exposure	$50,000
# of iPath ETNs needed	1,000

Index Exposure	$100,000
iPath ETN Market Price	$50
Participation	2.5
iPath exposure needed to maintain index exposure	$40,000
# of iPath ETNs needed	800

This information is for illustrative purposes only and is not indicative of future results or performance.

Portfolio Applications and Benefits

The iPath ETNs seek to provide investment alternatives for investors who have:

- Strong directional views of the market, and specifically of the performance of the relevant underlying index;
- Hedging needs for existing portfolio exposures;
- Risk/return management needs; and
- Arbitrage strategies in place.

with the following key features:

- Mitigated impact from path dependency resulting from the daily volatility of an index, when compared to typical leveraged ETFs;[6]
- Zero tracking error;[7] and
- Daily liquidity.

iPath ETNs may not be suitable for investors who:

- Are not willing to be exposed to a leveraged or inverse investment in general or to a leveraged or inverse investment linked to the underlying index in particular;
- Are not prepared to assume the relevant costs and fees associated with the iPath ETNs;
- Are seeking a guaranteed minimum return on their investment or current income from their investment; or
- Do not understand how leverage or shorting can affect the returns of investments.

Risks and Considerations

An investment in the iPath ETNs involves risks including uncertain principal repayment and potential negative effects of leverage. Because the potential investment will be leveraged, any change in the level of the applicable underlying index would have a significant impact on the performance of the ETNs, either long or short, including triggering an automatic termination event, and investors could lose some or all of their invested principal. Market risk is another consideration, given that the returns on each series of the ETNs are linked to leveraged returns of an index linked to equity securities. See the "Risk Factors" sections in the applicable prospectus supplement and prospectus for more information on the risks relating to the iPath ETNs.

The iPath ETNs seek to give investors access to leveraged returns in a transparent and cost effective vehicle. By eliminating the path dependency of the notes on index returns, the iPath ETNs seek to provide investors with access to leveraged strategies without having to manage or monitor their positions on a day to day basis. For more information, please visit www.iPathETN.com.

6. Subject to automatic redemption feature.

7. Subject to automatic redemption feature. Tracking error refers to the under/over performance differential of an ETN versus its benchmark index over a given time period, after accounting for the ETN's fees. One cannot invest directly in an index.

14 iPath

IMPORTANT INFORMATION:

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

iPath ETNs (the "Securities") are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. **Sales in the secondary market may result in significant losses.**

Barclays Capital Inc. and its affiliates and BlackRock Fund Distribution Company and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

For an investment in iPath ETNs ("iPath Long ETNs") linked to a leveraged participation in the performance of the S&P 500® Total Return Index, the Russell 1000® Total Return Index, the Russell 2000® Total Return Index, the MSCI EAFE® Net Total Return Index, or the MSCI Emerging Markets Net Total Return Index, any decrease in the level of the underlying index will result in a significantly greater decrease in the repayment amount, and you may receive less than your original investment in the ETNs at maturity or upon redemption. For an investment in iPath ETNs ("iPath Short ETNs") linked to a leveraged participation in the inverse performance of the S&P 500® Total Return Index, the Russell 1000® Total Return Index, the Russell 2000® Total Return Index, the MSCI EAFE® Net Total Return Index, or the MSCI Emerging Markets Net Total Return Index, any increase in the level of the underlying index will result in a significantly greater decrease in the repayment amount, and you may receive less than your original investment in the ETNs at maturity or upon redemption. If the level of the underlying index decreases (in the case of the iPath Long ETNs) or increases (in the case of the iPath Short ETNs) sufficiently such that, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the Securities is less than or equal to the automatic termination value per Security, the Securities will be automatically redeemed at the automatic redemption value, which is determined by the calculation agent as soon as practicable following the occurrence of an automatic termination event; therefore, the payment you receive on the automatic redemption date may be less than the intraday indicative note value at the time of the automatic termination event. Following the calculation of the automatic redemption value, you will not benefit from any subsequent increase (in the case of the iPath Long ETNs) or decrease (in the case of the iPath Short ETNs) in the applicable index level. The payment you receive following an automatic termination event may be significantly less than the principal amount of the Securities and may equal $0. The "participation" value for the Securities, as described in the applicable prospectus, is published solely for informational purposes. It is not intended to serve as a basis for determining a price or quotation for the Securities, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of the Securities.

An investment in iPath ETNs linked to a leveraged participation in the performance (in the case of the iPath Long ETNs) or the inverse performance (in the case of the iPath Short ETNs) of the applicable underlying index is subject to risks associated with fluctuations, particularly a decrease (in the case of the iPath Long ETNs) or an increase (in the case of the iPath Short ETNs), in the value of the underlying index. The market value of the Securities may be influenced by many unpredictable factors. Leverage increases the sensitivity of the Securities to changes in the value of the underlying index. The ratio between the value of the Securities and the notional exposure of each Security to the underlying index will fluctuate during the term of the Securities.

For an investment in iPath ETNs linked to a leveraged participation in the performance of the S&P 500 VIX Mid-Term Futures™ Index TR, any decrease in the level of the index will result in a significantly greater decrease in the repayment amount, and you may receive less than your original investment in the ETNs at maturity or upon redemption. If the level of the index decreases sufficiently to trigger an automatic termination event, the Securities will be automatically deemed at the automatic redemption value, which is calculated after the close of business on the automatic termination date; therefore, the payment you receive on the automatic redemption date may be less than the intraday indicative note value at the time of the automatic termination event. Following the calculation of the automatic redemption value, you will not benefit from any subsequent increase in the index. The payment you receive following an automatic termination event will most likely be significantly less than the principal amount of the Securities and may equal $0. If current levels of market volatility persist, it is highly likely that an automatic termination event will occur. The "participation" value for the Securities, as described in the applicable prospectus, is published solely for informational purposes. It is not intended to serve as a basis for determining a price or quotation for the Securities, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of the Securities.

An investment in iPath ETNs linked to a leveraged participation in the performance of the S&P 500 VIX Mid-Term Futures™ Index TR is subject to risks associated with fluctuations, particularly a decline, in the performance of the index. Because the performance of the index is linked to the CBOE Volatility Index (the "VIX Index"), the performance of the index will depend on many factors including, the level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the index. Additional factors that may contribute to fluctuations in the level of the index include prevailing market prices and forward volatility levels of the U.S. stock

The Basics of iPath® Leveraged Exchange Traded Notes 15

markets and the equity securities included in the S&P 500® Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets. Leverage increases the sensitivity of the Securities to changes in the value of the underlying index. The ratio between the value of the Securities and the notional exposure of each Security to the underlying index will fluctuate during the term of the Securities.

"Standard & Poor's®," "S&P®," "S&P 500®," "Standard & Poor's 500™," "S&P 500 VIX Short-Term Futures™" and "S&P 500 VIX Mid-Term Futures™" are trademarks of Standard & Poor's Financial Services LLC ("S&P") and have been licensed for use by Barclays Bank PLC. "VIX" is a registered trademark of the Chicago Board Options Exchange, Incorporated ("CBOE") and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance.

"Russell 1000® Index" and "Russell 2000® Index" are trademarks of Frank Russell Company and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Securities.

The MSCI indexes are the exclusive property of MSCI, Inc. ("MSCI"). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant prospectus contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or servicemark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

©2010, 2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 3333-02-IPH_PRD_v02TP-7/11

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